                                                                Exhibit 16

November 8, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Commissioners:

We have read the statements under the caption "Change in Accountants" made by Verizon Wireless, Inc. and Cellco Partnership (copy attached), which we understand will be filed with the Commission, pursuant to S-K Item 304(a), as part of the Verizon Wireless, Inc. Registration Statement on Form S-1 dated November 8, 2001. We agree with the statements under such caption in the Form S-1 insofar as they relate to our Firm.

Very truly yours,

/s/ PricewaterhouseCoopers LLP